Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 on Form S-8 to Registration Statement No. 333-172211 on Form S-4 of our reports dated March 8, 2011, relating to the consolidated financial statements of Sterling Bancshares, Inc. and the effectiveness of Sterling Bancshares, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Sterling Bancshares, Inc. for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas

July 28, 2011